Exhibit 10.1

McCLATCHY ANNOUNCES AGREEMENTS TO SELL AND LEASE BACK REAL PROPERTY IN SACRAMENTO, CALIFORNIA AND COLUMBIA, SOUTH CAROLINA

Amended Bank Credit Agreement Relaxing Requirements for Use of Proceeds from Sale-Leasebacks of Properties

SACRAMENTO, Calif., Jan.11, 2017 - McClatchy (NYSE: MNI) (“McClatchy” or “the company”) announced that it has entered into separate agreements to sell and lease back real property owned by The Sacramento Bee in Sacramento, California and The State Media Company in Columbia, South Carolina for total gross proceeds of $67.8 million.

The Sacramento Bee entered into a transaction with Shopoff Advisors, L.P. (“Shopoff”), to sell its real property which includes The Sacramento Bee building and surrounding land and buildings. Simultaneously with the closing of the sale, McClatchy will enter into a 15-year lease with Shopoff to leaseback the real property with initial annual lease payments of approximately $4.6 million.

This transaction excludes a parking garage formerly owned by The Sacramento Bee, which was sold for $5.75 million in a transaction that closed in December 2016.

In a separate but similar transaction, The State Media Company contracted with a subsidiary of Twenty Lake Holdings, (“Twenty Lake”) to sell its real property including The State building and surrounding land. McClatchy will enter into a 15-year lease with Twenty Lake with initial annual lease payments of approximately $1.6 million.

These transactions are subject to customary closing conditions and are expected to close in the second quarter of 2017.

Elaine Lintecum, McClatchy’s chief financial officer said, “We are pleased that in less than one year of marketing these properties, we were able to collaborate with two strong investors like Shopoff and Twenty Lake to sell the properties at or near our asking prices and lease them back for our operations.

“These sale-leaseback transactions are one more step in moving forward with our real estate monetization efforts to redeploy our capital for better uses for the benefit of our shareholders and bondholders. We generally expect to reduce debt with the proceeds of these transactions.”

A repurchase clause included in both of the lease agreements to be entered into at the closing of the transactions will offer an option for the company to repurchase the real property at the end of the 15-year lease term. As a result, the leases are expected to be accounted for under GAAP as financing leases. Lease payments will reduce the related lease obligation on the balance sheet and include interest expense associated with the obligation.

Upon closing of the transactions, the company is required to first offer the after-tax proceeds from the sales at par to the secured bondholders in accordance with the indenture for its secured 9.0% bonds maturing in 2022. Under the indenture for its unsecured bonds, the company has 90 calendar days to reduce debt equal to approximately $48.0 million (subject to change based on market rates at the closing of the transactions), which reflects the attributable debt associated with the leases. Should the secured bondholders choose not to participate in the par offer, the company may alternatively seek to reduce some of its unsecured bonds with the after-tax proceeds in order to meet its 90-calendar-day requirement for debt reduction.

In connection with these sale and leaseback transactions, and certain similar transactions under consideration, McClatchy executed a fourth amendment to its credit agreement. The fourth amendment allows the after-tax proceeds from these sales and leaseback transactions that are not claimed by secured bondholders prior to expiration of a par offer to be used to repurchase any of its unsecured bonds in the open market to meet the debt reduction requirements noted above. The company could also decide to hold cash in excess of required debt reduction amounts on its balance sheet or use the cash for other corporate purposes.

Lintecum added, “Our goal remains to strengthen the company’s financial position, which means doing what makes the most economic sense for the company as it pertains to repurchasing debt in the open market. While we would prefer to reduce secured debt, we must adhere to our 90-day debt reduction requirement and are unwilling to pay uneconomic prices in the open market for secured debt.”

McClatchy noted that its 9.0% secured debt becomes callable in whole or in part as of December 15, 2017, at a price of 104.5%.

About McClatchy

McClatchy is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 29 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including our strategies for success and their effects, our real estate monetization efforts, the future of our investment in CareerBuilder, revenues, and management’s efforts with respect to cost reduction efforts and efficiencies, cash expenses, revenues, adjusted EBITDA, debt levels, interest costs and creation of shareholder value as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; transactions, including sales of real estate properties or transactions related to strategic alternatives for its investments, may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company’s publicly filed documents, including the company’s Annual Report on Form 10-K for the year ended Dec. 27, 2015, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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Contact:	Stephanie Zarate Investor Relations Manager (916) 321-1931 szarate@mcclatchy.com

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